Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ruby Tuesday, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 033-20585 and 333-03153) on Form S-8 of Ruby Tuesday, Inc. of our report dated June 24, 2005, relating to the financial statements and supplemental schedule of the Ruby Tuesday, Inc. Salary Deferral Plan as of and for the years ended December 31, 2004 and 2003, which report appears in the December 31, 2004 annual report on Form 11-K of the Ruby Tuesday, Inc. Salary Deferral Plan.

/s/ KPMG, LLP

Louisville, Kentucky
June 28, 2005